Exhibit 99.1

RE: NN, Inc.
207 Mockingbird Lane
3rd Floor
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Robbie Atkinson	Marilynn Meek
Corporate Treasurer & Investor Relations	(General info)
(423) 434-8398	212-827-3773

FOR IMMEDIATE RELEASE

May 6, 2015

NN, INC. REPORTS FIRST QUARTER 2015 RESULTS

•	Net sales of $163.7 million

•	Adjusted income from operations of $13.9 million

•	Adjusted net income of $6.9 million or $0.36 per diluted share

Johnson City, Tenn, May 6, 2015 –NN, Inc., (NASDAQ: NNBR) a diversified industrial company, today reported its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Results

Net sales for the first quarter of 2015 increased $61.2 million, or 60%, to $163.7 million, compared to $102.5 million for the first quarter of 2014. Excluding acquisitions that occurred after the first quarter of 2014 and currency effects, the Company had sales volume growth of $7.8 million or 7.6%, compared with the prior year. Acquisitions made subsequent to March 31, 2014 added $62.0 million in revenue. Negative currency impacts reduced reported revenue by $8.3 million versus the first quarter of last year.

Adjusted income from operations for the first quarter of 2015 was $13.9 million, an increase of 58%, compared to $8.8 million for the same period in 2014. Adjusted net income, which excludes the after-tax impact of foreign exchange on inter-company loans, increased to $6.9 million or $0.36 per diluted share, compared to $5.6 million or $0.31 per diluted share for the same period in 2014.

On a GAAP basis, income from operations for the first quarter of 2015 was $13.9 million, compared to $8.3 million for the same period in 2014. Net income on a GAAP basis for the first quarter of 2015 was $6.0 million or $0.31 per diluted share. This compares to $5.2 million or $0.29 per diluted share in the first quarter of 2014.

Richard Holder, President and Chief Executive Officer, commented, “Our first quarter results are in line with our expectations and provide a solid start to the year. The four acquisitions made in 2014 remain ahead of our stated integration and synergy targets for 2015. ”

Business Group Results

Metal Bearing Components

Net sales for the group increased $2.3 million to $73.2 million during the first quarter of 2015, compared to $70.9 million for first quarter 2014. Excluding acquisitions, volume increases, organic and adjacent market growth of $8.0 million was offset by a currency translation impact of $8.3 million. Income from operations for the first quarter was $9.1 million, compared to $8.8 million in the first quarter of 2014.

“Our opportunities in the Metal Bearing Components Group continue to expand beyond the historical scope of the business,” said Holder. “Volume and new growth opportunities continue to look strong as we head into the second quarter.”

Autocam Precision Components

Net sales for the first quarter of 2015 were $82.6 million, compared to $23.7 million in the first quarter of 2014, an increase of $58.9 million. Acquisitions accounted for $59.3 million of the increase. Income from operations for the quarter increased $5.2 million to $7.7 million, compared to $2.6 million in the first quarter of 2014.

Holder commented, “The integration of the Autocam acquisition continues to exceed our expectations and we expect this trend to continue as several programs are projected to reach expected operating performance levels during the second and third quarters of this year.”

Plastic and Rubber Components

Net sales for the first quarter were $7.9 million, which was equal to the same period in 2014. Income from operations for the quarter was $0.2 million compared to $0.2 million in 2014.

Holder concluded, “The first quarter was in line with our expectations and we anticipate continued improvement in our businesses operating performance throughout the year.”

NN will discuss its results during its quarterly investor conference call tomorrow morning starting at 9:00 a.m. ET. The call and an accompanying slide presentation may be accessed via NN’s website or www.earnings.com. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

The attached financial tables include a reconciliation of adjusted income from operations and adjusted net income to the U.S. GAAP financial measures of income from operations and net income.

NN, Inc., a diversified industrial company manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 25 manufacturing plants in the United States, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the Company’s ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the Company’s source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Net sales	$163,746	$102,528
Cost of products sold (exclusive of depreciation and amortization shown separately below)	129,317	80,283
Selling, general and administrative	12,001	10,030
Depreciation and amortization	8,494	3,877

Income from operations	13,934	8,338

Interest expense	5,938	564
Other expense, net	1,400	83

Income before provision for income taxes and share of net income from joint venture	6,596	7,691

Provision for income taxes	1,456	2,453
Share of net income from joint venture	861	—

Net income	6,001	5,238

Diluted income per common share:	$0.31	$0.29

Weighted average shares outstanding	19,380	17,962

NN, Inc.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash	$16,760	$37,317
Accounts receivable, net	117,249	97,510
Inventories	85,629	91,469
Other current assets	18,370	16,503

Total current assets	$238,008	242,799

Property, plant and equipment, net	$264,805	278,442
Goodwill, net	83,004	83,941
Intangible asset, net	51,419	52,827
Investment in joint venture	36,895	34,703
Other non-current assets	20,255	20,001

Total assets	$694,386	$712,713

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$61,801	$71,094
Accrued salaries, wages and benefits	18,792	21,148
Current maturities of long-term debt	23,248	22,160
Income taxes payable	6,275	3,274
Current portion of obligations under capital lease	5,439	5,418
Other current liabilities	11,584	14,504

Total current liabilities	127,139	137,598

Non-current deferred tax liabilities	47,804	49,461
Long-term debt, net of current portion	334,995	328,026
Obligations under capital lease, net of current portion	12,823	14,539
Other non-current liabilities	10,337	9,390

Total liabilities	$533,098	539,014

Total stockholders’ equity	$161,288	173,699

Total liabilities and stockholders’ equity	$694,386	$712,713

NN, Inc.

Reconciliation of Non-GAAP to GAAP Financial Measures

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March, 31, 2015	March, 31, 2014
	(In Thousands)	(In Thousands)
Income from operations	13,934	8,338
Acquisition and integration expenses	—	491

Adjusted Income from operations	13,934	8,829

	Three Months Ended		Three Months Ended
	March 31, 2015		March 31, 2014
		Diluted Earnings		Diluted
		Per Share		Earnings
	(In Thousands)		(In Thousands)	Per Share
Net Income	6,001	$0.31	5,238	$0.29
After tax acquisition and integration expenses	—	0.00	314	0.02
After-tax foreign exchange loss on inter-company loans	886	0.05	—	0.00

Adjusted Net Income	$6,887	$0.36	$5,552	$0.31

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items. The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance. Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.